Exhibit 5.1

May 23, 2013

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500,

Atlanta, Georgia 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 3,750,000 shares (the “Securities”) of Common Stock, par value $0.01 per share, of IntercontinentalExchange, Inc., a Delaware corporation (the “Company”), to be issued from time to time pursuant to the IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan and the IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan (together, the “Plans”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation and the Plans so as not to violate any applicable law or result in a default or breach under any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold in accordance with the terms of the Plans as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

IntercontinentalExchange, Inc.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP